As filed with the Securities and Exchange Commission on March 3, 2022

Securities Act File No. 333-258917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA FUNDS SERIES TRUST

(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckman c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210

(Name and Address of Agents for Service)

The Combined Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on October 6, 2021 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-258917), are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class A and Class Advisor (“Class Adv”) shares of the Columbia Overseas Value Fund; Class A, Class Adv and Class Institutional 3 (“Class Inst3”) shares of the Columbia Select Mid Cap Value Fund; Class A, Class Adv and Class Inst3 shares of the Columbia Small Cap Value Fund II; Class A and Class Adv shares of the Columbia Short Term Municipal Bond Fund; and Class A and Class Adv shares of the Columbia Short Term Bond Fund; each, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinions of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15.	Indemnification

Article VII of the Registrant’s Declaration of Trust, as amended, provides that the Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons), to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Declaration of Trust, which is filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

In accordance with Section 17(h) of the 1940 Act, no trustee or officer has a right to indemnification under the Declaration of Trust for any liability by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)

(a) Certificate of Trust dated October 22, 1999, is incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on February 10, 2000.

(1)

(b) Certificate of Amendment of Certificate of Trust dated September 21, 2005, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on November 21, 2005.

(1)

(c) Second Amended and Restated Declaration of Trust dated March 2, 2011, is incorporated by reference to Post-Effective Amendment No. 90 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on March 30, 2011.

(1)

(d) Third Amended and Restated Declaration of Trust dated February 10, 2016, is incorporated by reference to Post-Effective Amendment No. 156 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on June 27, 2016.

(1)

(d)(i) Amendment No.  1, dated October 9, 2020 to the Third Amended and Restated Declaration of Trust, dated February 10, 2016, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(4)(i)), filed on May 26, 2021.

(1)

(d)(ii) Amendment No. 2, dated July 19, 2021 to the Third Amended and Restated Declaration of Trust, dated February 10, 2016, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(4)(ii)), filed on July 28, 2021.

(2)	Not applicable.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258917 of the Registrant on Form N-14, filed on October 4, 2021.

(5)	Articles III and VIII of Registrant’s Second Amended and Restated Declaration of Trust dated March 2, 2011 define the rights of holders of securities being registered.

(6)

(a)(i) Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(6)

(a)(ii) Schedule A and Schedule B, effective June 15, 2021, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II, are incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (d)(1)(i)), filed on July 28, 2021.

(7)

(a)(i) Distribution Agreement between Columbia Management Investment Distributors, Inc., Columbia Funds Series Trust I, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021 is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (e)(1)), filed on July 28, 2021.

(7)

(a)(ii) Schedule I, as of June 15, 2021, and Schedule II, as of September 7, 2010, to the Distribution Agreement between Columbia Management Investment Distributors, Inc., Columbia Funds Series Trust I, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021 is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (e)(1)(i)), filed on July 28, 2021.

(7)

(b) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(2)), filed on June 27, 2019.

(8)

Deferred Compensation Plan, adopted as of December 31, 2020, is incorporated by reference to Post-Effective Amendment No. 218 to the Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (f)), filed on February 25, 2021.

(9)

(a) Second Amended and Restated Master Global Custody Agreement between each of the funds listed on Schedule A thereto and JPMorgan Chase Bank, N.A., is incorporated by reference to Post-Effective Amendment No. 93 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on May 27, 2011.

(9)

(b) Side letter (related to the China Connect Service on behalf of Columbia Overseas Value Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(5)), filed on March 29, 2018.

(9)

(c) Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(10)

(a)(i) Shareholder Servicing and Distribution Plan for Registrant’s Class A Shares is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on July 29, 2008.

(10)

(a)(ii) Restated Exhibit I to Shareholder Servicing and Distribution Plan for Registrant’s Class A Shares, effective June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(1)(i)), filed on July 28, 2021.

(10)

(b)(i) Distribution Plan for Classes C and R of the Registrant, effective December 15, 2018, is incorporated by reference to Post-Effective Amendment No. 180 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on May 24, 2019.

(10)

(b)(ii) Exhibit I to Distribution Plan for Classes C and R of the Registrant, effective June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(2)(i)), filed on July 28, 2021.

(10)

(c)(i) Shareholder Servicing Plan for Class C of the Registrant, effective June 17, 2020, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on July 28, 2020.

(10)

(c)(ii) Exhibit I, effective June 15, 2021, to the Shareholder Servicing Plan for Class C of the Registrant, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(3)(i)), filed on July 28, 2021.

(10)

(d)(i) Shareholder Servicing Plan Implementation Agreement between Registrant and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 82 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on May 28, 2010.

(10)

(d)(ii) Restated Schedule I, dated June 15, 2021, to Shareholder Servicing Plan Implementation Agreement between the Registrant, Columbia Funds Series Trust I and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(4)(i)), filed on July 28, 2021.

(10)

(e)(i) Shareholder Servicing Plan for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(5)), filed on July 28, 2017.

(10)

(e)(ii) Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, between the Registrant and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(6)), filed on July 28, 2017.

(10)

(e)(iii) Schedule I, effective June 21, 2017, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(6)(i)), filed on July 28, 2017.

(10)

(f) Rule 18f – 3 Multi-Class Plan, amended and restated as of June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (n)), filed on July 28, 2021.

(11)

Opinion and consent of Ropes & Gray LLP as to the legality of the securities being registered is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258917 of the Registrant on Form N-14, filed on October 4, 2021.

(12)	(a)(i) Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated December 10, 2021 is filed electronically herewith.

(12)	(a)(ii) Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated January 21, 2022 is filed electronically herewith.

(13)

(a)(i) Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., Columbia Funds Series Trust I, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on July 28, 2021.

(13)

(a)(ii) Schedule A and Schedule B, effective July 1, 2021, to the Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., Columbia Funds Series Trust I, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021, are incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on July 28, 2021.

(13)

(b)(i) Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust I, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(2)), filed on July 28, 2021.

(13)

(b)(ii) Schedule A, as of June 15, 2021, to the Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust I, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(2)(i)), filed on July 28, 2021.

(13)

(c) Agreement and Plan of Reorganization dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-170369 of the Registrant on Form N-14 (Exhibit (4)), filed on July 22, 2011.

(13)

(d) Agreement and Plan of Reorganization dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 117 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(9)), filed on May 30, 2013.

(13)

(e) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of the Registrant on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)

(f) Agreement and Plan of Reorganization, dated February 20, 2020, is incorporated by reference to Registration Statement No. 333-236646 of the Registrant on Form N-14 (Exhibit (4)), filed on February 26, 2020.

(13)

(g) Amended and Restated Credit Agreement as of December 1, 2020, is incorporated by reference to Post-Effective Amendment No. 217 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(7)), filed on December 23, 2020.

(13)

(g)(i) Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)

(g)(ii) Schedule A and Schedule B, effective June 15, 2021, to the Master Inter-Fund Lending Agreement dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 198 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(8)(i)), filed on July 28, 2021.

(13)

(h) Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(1)), filed on April 26, 2019.

(13)

(i) Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2020, is incorporated by reference to Post-Effective Amendment No. 384 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(2)), filed on February 25, 2021.

(14)

(a) Consent of Independent Registered Public Accounting Firm of Target Fund (KPMG LLP) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258917 of the Registrant on Form N-14, filed on October 4, 2021.

(14)

(b) Consent of Independent Registered Public Accounting Firm of Acquiring Fund (PwC) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258917 of the Registrant on Form N-14, filed on October 4, 2021.

(15)	Not applicable.

(16)

Trustees’ Power of Attorney to sign this Registration Statement and all amendments hereto is incorporated by reference to Registration Statement No. 333-258916 of the Registrant on Form N-14 (Exhibit (16)), filed on August 19, 2021.

(17)	Not applicable.

Item 17.	Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, Columbia Funds Series Trust, by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 3rd day of March, 2022.

COLUMBIA FUNDS SERIES TRUST

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Trustee and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of March, 2022.

Signature	Capacity	Signature	Capacity

/s/ Daniel J. Beckman Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ Olive M. Darragh* Olive M. Darragh	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer, (Principal Financial Officer) and Senior Vice President	/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Brian J. Gallagher* Brian J. Gallagher	Trustee

/s/ Catherine James Paglia* Catherine James Paglia	Co-Chair of the Board	/s/ Nancy T. Lukitsh* Nancy T. Lukitsh	Trustee

/s/ Douglas A. Hacker* Douglas A. Hacker	Co-Chair of the Board	/s/ David M. Moffett* David M. Moffett	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ Natalie A. Trunow* Natalie A. Trunow	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ Sandra Yeager* Sandra Yeager	Trustee

/s/ Janet Langford Carrig* Janet Langford Carrig	Trustee

/s/ J. Kevin Connaughton* J. Kevin Connaughton	Trustee

* By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke** Attorney-in-fact

**

Executed by Michael G. Clarke on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on August 19, 2021.

Exhibit Index

Exhibit No.	Description

(12)(a)(i)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated December 10, 2021.

(12)(a)(ii)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated January 21, 2022.